Exhibit 99.01

Strayer Education, Inc. Reports Record Second Quarter 2009 Revenues and Earnings; and Record Summer Term 2009 Enrollments

-- Strayer Second Quarter Revenues Up 29% --

-- Strayer Second Quarter Diluted EPS $2.00, Up 33% --

-- Strayer Summer 2009 Total Enrollments Up 24% / New Students up 28% --

--Four New Campuses Opening for 2009 Fall Term --

ARLINGTON, Va.--(BUSINESS WIRE)--July 30, 2009--Strayer Education, Inc. (Nasdaq:STRA) today announced financial results for the three months ended June 30, 2009. Financial highlights are as follows:

Three Months Ended June 30

  Revenues for the three months ended June 30, 2009 increased 29% to $125.9 million, compared to $97.9 million for the same period in 2008, due to increased enrollment and a 5% tuition increase which commenced in January 2009.
  Income from operations was $45.1 million compared to $33.6 million for the same period in 2008, an increase of 34%. Operating income margin was 35.8% compared to 34.3% for the same period in 2008.
  Net income was $27.5 million compared to $21.3 million for the same period in 2008, an increase of 29%. Diluted earnings per share was $2.00 compared to $1.50 for the same period in 2008, an increase of 33%. Diluted weighted average shares outstanding decreased to 13,771,000 from 14,248,000 for the same period in 2008.

Six Months Ended June 30

  Revenues for the six months ended June 30, 2009 increased 28% to $250.4 million, compared to $195.0 million for the same period in 2008, due to increased enrollment and a 5% tuition increase which commenced in January 2009.
  Income from operations was $92.7 million compared to $69.2 million for the same period in 2008, an increase of 34%. Operating income margin was 37.0% compared to 35.5% for the same period in 2008.
  Net income was $56.6 million compared to $44.8 million for the same period in 2008, an increase of 26%. Diluted earnings per share was $4.07 compared to $3.14 for the same period in 2008, an increase of 30%. Diluted weighted average shares outstanding decreased to 13,886,000 from 14,294,000 for the same period in 2008.

“We are pleased with our solid financial results for the second quarter and our strong student enrollment for the summer term,” said Robert S. Silberman, Chairman and CEO of Strayer Education, Inc. “We look forward to the opening of our four new campuses and our expansion in the states of Florida and Ohio for the 2009 fall term.”

Balance Sheet and Cash Flow

At June 30, 2009, the Company had cash, cash equivalents and marketable securities of $90.4 million and no debt. The Company generated $71.9 million from operating activities in the first six months of 2009 compared to $43.5 million during the same period in 2008. Capital expenditures were $13.0 million for the six months ended June 30, 2009 compared to $10.0 million for the same period in 2008.

During the three months ended June 30, 2009, the Company used $5.1 million to repurchase 27,800 shares of stock at an average price of $181.95 as part of a previously announced stock repurchase authorization. The Company’s remaining authorization for stock repurchases was $5.0 million at June 30, 2009, having invested approximately $65.1 million during the six months ended June 30, 2009 for this purpose. During the six months ended June 30, 2009, the Company paid regular, quarterly dividends of $14.1 million ($0.50 per share for each quarterly dividend).

For the second quarter 2009, bad debt expense as a percentage of revenues was 4.2% compared to 2.8% for the same period in 2008. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was 15 days at the end of the second quarter of 2009, compared to 12 days at the end of the second quarter of 2008.

Student Enrollment

Enrollment at Strayer University for the 2009 summer term increased 24% to 42,516 students compared to 34,176 students for the same term in 2008. Across the Strayer University campus and online system, continuing student enrollments increased 23%, while new student enrollments increased 28%. Global online students increased 43%. Students taking 100% of their classes online (including campus based students) increased 25%. The total number of students taking at least one class online increased 25% to 31,338.

Student Enrollment

	Summer	Summer	%
	2008	2009	Change
Campus Based Students:
New Campuses (26 in operation 3 years or less)
Classroom Students	1,207	3,014	150%
Online Students	2,432	4,479	84%
Total New Campus Based Students	3,639	7,493	106%
Mature Campuses (41 in operation more than 3 years)
Classroom Students	11,626	12,774	10%
Online Students	15,854	17,878	13%
Total Mature Campus Based Students	27,480	30,652	12%
Total Campus Based Students	31,119	38,145	23%
Global Online Students	3,057	4,371	43%
Total University Enrollment	34,176	42,516	24%

Total Students Taking 100% of Courses Online	21,343	26,728	25%
Total Students Taking at Least 1 Course Online	25,166	31,338	25%

New Campus Openings

The Company announced today that Strayer University will open four new campuses in preparation for the fall academic term. Two campuses will be located in the state of Ohio serving the Cleveland and Akron markets. The third campus will be located in Florence, Kentucky, which will serve residents in the Cincinnati, Ohio market. The fourth new campus will be in Miami, Florida. These four new campuses, together with the seven campuses opened earlier this year, complete the Company’s planned 11 campus openings in 2009. In October, the Company intends to announce the number of new campuses Strayer University plans to open in 2010.

Shares and Options Outstanding

At June 30, 2009, the Company had 13,992,907 common shares issued and outstanding, and 147,084 stock options outstanding with a weighted average exercise price of $105.49 and a remaining weighted average contractual life of 2.5 years.

Common Stock Cash Dividend

The Company announced today that its Board of Directors has declared its regular, quarterly cash dividend of $0.50 per share. This dividend will be paid on September 10, 2009 to shareholders of record as of August 27, 2009.

Business Outlook

Based on the strong enrollment growth announced for the 2009 summer term, offset partly by the costs of investments in new campuses, the Company estimates third quarter 2009 diluted EPS will be in the range of $1.14 to $1.16.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its second quarter 2009 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (888) 329-8889 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888) 203-1112 (pass code 3969514) starting at 1:00 p.m. (ET) today and will be available through Tuesday, August 4, and archived at www.strayereducation.com for 90 days.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer’s mission is to make higher education achievable and convenient for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health care, and public administration to approximately 46,000 working adult students at 71 campuses in 15 states and Washington, D.C. and worldwide via the Internet. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (“Reform Act”). The statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2008	2009	2008	2009
Revenues	$97,928	$125,931	$195,002	$250,409
Costs and expenses:
Instruction and educational support	32,909	40,948	64,551	80,017
Marketing and admissions	16,729	20,029	31,824	39,897
General and administration	14,683	19,875	29,462	37,805
Income from operations	33,607	45,079	69,165	92,690
Investment and other income	785	375	2,821	866
Income before income taxes	34,392	45,454	71,986	93,556
Provision for income taxes	13,069	17,954	27,142	37,003
Net income	$21,323	$27,500	$44,844	$56,553
Earnings per share:
Basic	$1.52	$2.01	$3.19	$4.11
Diluted	$1.50	$2.00	$3.14	$4.07
Weighted average shares outstanding:
Basic	14,001	13,653	14,052	13,764
Diluted	14,248	13,771	14,294	13,886
Common dividends per share:
Regular	$0.38	$0.50	$0.75	$1.00
Special	--	--	$2.00	--

The table below sets forth the amount of stock-based compensation expense recorded in each of the expense line items.

	For the three months		For the six months
	ended June 30,		ended June 30,
	2008	2009	2008	2009
Instruction and educational support	$365	$447	$693	$855
Marketing and admissions	229	30	437	67
General and administration	2,217	2,373	4,909	4,296
Total stock-based compensation expense	$2,811	$2,850	$6,039	$5,218

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	June 30,
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$56,379	$38,598
Marketable securities available for sale, at fair value	50,952	51,842
Tuition receivable, net of allowances for doubtful accounts of $4,776 and $5,400 at December 31, 2008 and June 30, 2009, respectively	131,458	130,912
Income taxes receivable	3,534	--
Other current assets	7,175	6,540
Total current assets	249,498	227,892
Property and equipment, net	66,304	75,051
Deferred income taxes	7,799	9,508
Restricted cash	500	500
Other assets	462	462
Total assets	$324,563	$313,413

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$17,099	$18,989
Accrued expenses	4,567	5,123
Income taxes payable	--	1,796
Unearned tuition	114,872	113,574
Other current liabilities	281	281
Total current liabilities	136,819	139,763
Long-term liabilities	11,663	11,584
Total liabilities	148,482	151,347
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01; 20,000,000 shares authorized; 14,089,189 and 13,992,907 shares issued and outstanding at December 31, 2008 and June 30, 2009, respectively	141	140
Additional paid-in capital	17,185	877
Retained earnings	158,834	160,903
Accumulated other comprehensive (loss) income	(79)	146
Total stockholders' equity	176,081	162,066
Total liabilities and stockholders’ equity	$324,563	$313,413

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the six months ended June 30,
	2008	2009
Cash flows from operating activities:
Net income	$44,844	$56,553
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets	--	155
Amortization of gain on sale of assets	(141)	(141)
Amortization of deferred rent	(217)	(91)
Gain on sale of marketable securities	(785)	--
Depreciation and amortization	4,991	6,600
Deferred income taxes	(2,059)	(2,173)
Stock-based compensation	5,487	5,218
Changes in assets and liabilities:
Tuition receivable, net	(1,755)	546
Other current assets	(1,298)	1,066
Other assets	(64)	--
Accounts payable	(1,111)	(589)
Accrued expenses	1,155	556
Income taxes payable/receivable	5,098	6,884
Excess tax benefits from stock-based payment arrangements	(11,498)	(1,554)
Unearned tuition	461	(1,298)
Deferred lease incentives	363	153
Net cash provided by operating activities	43,471	71,885
Cash flows from investing activities:
Purchases of property and equipment	(10,032)	(13,023)
Purchases of marketable securities	(30,180)	(632)
Proceeds from the sale of marketable securities	76,785	--
Net cash provided by (used in) investing activities	36,573	(13,655)
Cash flows from financing activities:
Regular common dividends paid	(10,691)	(14,130)
Special common dividends paid	(28,854)	--
Proceeds from exercise of stock options	10,325	1,691
Excess tax benefits from stock-based payment arrangements	11,498	1,554
Repurchase of common stock	(68,976)	(65,126)
Net cash used in financing activities	(86,698)	(76,011)
Net (decrease) in cash and cash equivalents	(6,654)	(17,781)
Cash and cash equivalents – beginning of period	95,036	56,379
Cash and cash equivalents – end of period	$88,382	$38,598

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$843	$3,290

CONTACT:
Strayer Education, Inc.
Mark C. Brown, Executive Vice President and
Chief Financial Officer
(703) 247-2514
or
Sonya Udler, Senior Vice President,
Corporate Communications
(703) 247-2517
sonya.udler@strayer.edu